UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 3, 2010

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446

1-2967	Union Electric Company (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-0559760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

On September 3, 2010, Union Electric Company, doing business as AmerenUE (“UE”) filed a request with the Missouri Public Service Commission (“MoPSC”) seeking approval to increase its annual revenues for electric service by approximately $263 million. This increase request is based primarily on energy infrastructure investments, costs incurred to implement environmental controls and other costs incurred to continue system-wide reliability improvements for customers. Approximately $110 million of the request relates to recovery of the approximately $600 million cost of installing two scrubbers at UE’s Sioux plant. Also included in this increase is an approximately $70 million anticipated increase in normalized net fuel costs above the net fuel costs included in base rates previously authorized by the MoPSC in its May 2010 electric rate order, which, absent initiation of this general rate proceeding, would have been reflected in rate adjustments implemented under UE’s existing fuel and purchased power cost recovery mechanism (“FAC”). The electric rate increase request is based on a 10.9 percent return on equity, a capital structure composed of 50.9 percent equity, an aggregate electric rate base for UE of $6.8 billion, and a test year ended March 2010, with certain pro-forma adjustments through the anticipated true-up date of February 28, 2011.

As a part of its filing, UE also requested that the MoPSC approve the implementation of an infrastructure investment tracking mechanism as well as enhanced energy efficiency cost recovery. The infrastructure investment tracking mechanism would allow UE to continue recording an allowance for funds used during construction and to defer depreciation expenses for certain projects beyond their in-service dates and prior to those projects being reflected in rates, with the amounts deferred being recoverable through future rate case proceedings. The enhanced energy efficiency cost recovery provision would permit UE to recover its investments in energy efficiency programs over three years instead of six years and to offset the under-recovery of fixed costs resulting from implementation of energy efficiency measures. UE also requested continued use of the FAC and the regulatory tracking mechanisms for vegetation management/infrastructure inspection costs and pension and postretirement benefits that the MoPSC previously authorized in earlier electric rate orders. The FAC allows UE to periodically adjust electric rates outside of general rate proceedings to reflect 95 percent of changes in prudently incurred fuel (coal, coal transportation, natural gas for generation and nuclear) and purchased power costs, net of off-system revenues, including Midwest Independent Transmission System Operator, Inc. costs and revenues, above or below the amount set in base rates.

The MoPSC proceeding relating to the proposed electric service rate changes will take place over a period of up to 11 months and a decision by the MoPSC in such proceeding is required by August 2011. UE cannot predict the level of any electric service rate change the MoPSC may approve, when any rate change may go into effect or whether any rate increase that may eventually be approved will be sufficient for UE to recover its costs and earn a reasonable return on its investments when the increase goes into effect. Attached as Exhibit 99.1 and incorporated herein by reference is the UE press release regarding its filing with the MoPSC.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number:	Title:

99.1	Press release regarding electric service rate increase filing, issued on September 3, 2010 by UE.

- - - - - - - - - - - - - - - - - - - -

This combined Form 8-K is being filed separately by Ameren Corporation and Union Electric Company (each a “registrant”). Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

/s/ Martin J. Lyons, Jr.
Martin J. Lyons, Jr.
Senior Vice President and Chief Financial Officer

UNION ELECTRIC COMPANY
(Registrant)

/s/ Martin J. Lyons, Jr.
Martin J. Lyons, Jr.
Senior Vice President and Chief Financial Officer

Date: September 3, 2010